Exhibit No 16.1

Letter from Pannell Kerr Forster of Texas, P.C.

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:	Gamma Pharmaceuticals Inc.
EIN:	72-1235452

Commissioners:

We were previously the principal accountants for Gamma Pharmaceuticals Inc., and we reported on the financial statements of Gamma Pharmaceuticals Inc as of March 31, 2006 and 2005, and for the two years then ended. We have not provided any audit services to the Gamma Pharmaceuticals Inc. since the audit of the March 31, 2006 financial statements. On October 12, 2006, we were notified of our dismissal as the principal accountants. We have read Gamma Pharmaceuticals Inc. statements, which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K. We agree with the statements concerning our Firm in Item 4 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Pannell Kerr Forster of Texas, P.C

Pannell Kerr Forster of Texas, P.C

Date: October 16, 2006